Exhibit 10.1.20

[Strategic Energy, L.L.C. Logo]

EXECUTIVE COMMITTEE
ANNUAL INCENTIVE PLAN
January 1, 2007

Objective

The Strategic Energy, L.L.C. (SE) Annual Incentive Plan (“Plan”) is designed to motivate and reward team members to achieve specific key financial and business goals and to also reward individual performance. By providing market-competitive target awards, the Plan supports the attraction and retention of talent critical to achieving SE’s strategic business objectives.

Eligible participants include all non-commissioned employees as approved by the CEO & President (CEO) of SE.

Target Awards

Target award levels are approved by the Compensation and Development Committee (“Committee”) of the Board of Directors and set as a percentage of the participant’s base salary. Percentages will vary based on level of responsibility, market data and internal comparisons.

Plan Year and Incentive Objectives

The “Plan Year” will be the fiscal year beginning on January 1 and ending on December 31. Within the first 90 days of the Plan Year, the Committee will approve specific annual objectives and performance targets that are applicable to each participant. Annual objectives will include core earnings as a financial objective weighted at 40% and relating to the earnings for the participant’s primary business or as determined by the Committee; 40% reflecting key SE business objectives; and 20% as an individual performance component. Each objective is subject to an established threshold, target and maximum level. Each participant will be provided a copy of the applicable objectives and targets within the first 90 days of the year (see Appendix I). Objectives, thresholds, targets and maximums for each Plan Year will be fixed for the Plan Year and will be changed only upon the approval of the Committee.

Payment of Awards

Approved awards will be payable to each participant as soon as practicable after the end of the Plan Year and after the Committee has certified the extent to which the relevant objectives were achieved. The awards will be paid in a lump sum cash payment, less applicable taxes.

The size of an individual participant’s award will be determined based on performance against the specific objectives and performance targets approved by the Committee. Assuming the threshold level for core earnings is met, each goal will pay out at 100% for target levels of goal performance; 50% for threshold levels of goal performance; and 200% for a maximum level of goal performance for the Core Financial and Key Business Objectives. For the Individual Performance Objectives, assuming the threshold level for core earnings is met, pay out will range from 0% up to 200% at the SE CEO & President’s discretion and approved by the Committee, based upon discretionary measures with judgment made on personal work progress. Awards will be extrapolated for performance between threshold and target, and between target and superior levels. Individual awards will not be paid if the threshold level of core earnings is not met.

The annual target award percentage of base salary is stated in the participant’s original offer or information change letter. An award for a person who becomes a participant during a Plan Year will be prorated unless otherwise determined by the Committee. A participant who receives a salary or grade change in the Plan Year will receive a bonus that is based upon months of service and salary as of the effective change date. A participant who retires during a Plan Year will receive a prorated award as of his or her retirement date unless otherwise determined by the Committee. Prorated awards will be payable in the event of death or disability of the employee. For prorating purposes, a participant hired on or before the 15th of the month will receive credit for that month, and a participant hired on or after the 16th of the month will receive credit in the next month.

A participant must be on active payroll at the time of disbursement to be eligible for payment. The Company may deduct from any award all applicable withholding and other taxes.

Administration

The Committee has the full power and authority to interpret the provisions of the Plan and has the exclusive right to modify, change, or alter the plan at any time.

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ANNUAL INCENTIVE OBJECTIVES - 2007
APPENDIX I

40% of Payout	Core Financial Objectives	Weighting	50% Threshold*	100% Target	200% Superior
	1. Core Earnings (IBT)	40%	(1)	(1)	(1)
40% of Payout	Key Business Objectives	Weighting	50% Threshold	100% Target	200% Superior
	2. Originated Margin	20%	(1)	(1)	(1)
	3. Project 2-3-0 Process Improvement	10%	(1)	(1)	(1)
	4. MWhs Under Management	10%	(1)	(1)	(1)
	Individual Performance Objectives	Weighting	100%	150%	200%
20% of Payout	5. Employee annual appraisal	20%	Discretionary measure. Judgment made on personal work progress.

*If performance falls below the threshold, we will attribute 0% to that element of the Annual Incentive Plan.
(1) Confidential information.